SETTLEMENT AGREEMENT

         This Settlement Agreement, containing payment terms, is entered into this 28th day of October, 1996 by and between William O. Cave, an individual residing in New York ("WOC"), and Cheung Laboratories, Inc., a Maryland corporation ("CLI").

         WHEREAS, after much discussion, the parties hereto agree that WOC is owed the total sum of $224,825 by CLI; and

         WHEREAS, CLI is unable to promptly pay this sum as of the date hereof but wishes to establish the total amount owed and is willing to make every good faith effort to retire the balance in the shortest possible time; and

         WHEREAS, the parties hereto have also reached an agreement that CLI will issue 56,340 Common Stock Purchase warrants entitling the holder to purchase common shares of CLI for a price of $.50 per share, for a period of two years from the date hereof; and

         WHEREAS, the parties desire to bring the relationship between them to a mutually satisfactory settlement regarding all previous agreements and relationships and fully and finally settle all claims which the parties now have, will have, or could have, arising from or related in any way to any previous dealing between the parties;

         NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

         1. Concurrent with the execution of this Agreement, CLI will deliver a check to WOC in the amount of $30,000 as an initial payment, thereby reducing the total amount owed by CLI to WOC to the sum of $194,825.

         2. CLI shall also issue to WOC a certificate, of even date with this Agreement, evidencing WOC's ownership of 56,340 warrants to purchase common shares of CLI upon the terms and for the period first mentioned above. This certificate shall be prepared by counsel to CLI and will be issued to WOC within thirty days of the date hereof.



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         3. CLI shall use its best  efforts to pay the  remaining  balance at an early date. It is anticipated by both parties that this will occur not later than the end of February, 1997. Unpaid balances shall accrue interest at the annual rate of 15%.

         4. In order to induce CLI to pay the initial payment and to issue the warrants, WOC, individually and on behalf of his heirs, successors and assigns, represents and warrants to CLI that the sums mentioned herein are accurate as of the date hereof, and grants to CLI his unconditional and total release from all claims of whatever description that he, his heirs, successors or assigns might otherwise assert against CLI for additional amounts.

         5. As further consideration, WOC, individually and on behalf of his heirs, successors and assigns, hereby releases all officers, directors, employees, agents or representatives of CLI, past, present or future from any and all claims which might arise from any past relationship, agreement, representation or warranty that any of them might have had with WOC or might be alleged to have had with WOC.

         6. This Settlement Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements and understandings between the parties.

         IN WITNESS WHEREOF, and including to be legally bound hereby, the parties have executed this Agreement.

CHEUNG LABORATORIES, INC.           WILLIAM O. CAVE



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301650.001(BF)                                     2